SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this "Agreement") is dated as of August 18, 2009, by and among Harbin Humankind Biology Technology Co. Limited (the "Transferee", or "Humankind") and all shareholders ("Transferor") of Heilongjiang Tiefeng Rice Company Limited ("Tiefeng" or the "Target Company").

RECITALS:

Yongtian Guo, with 96% of the ownership of Tiefeng, Yanmei Guo, with 2% of the ownership of Tiefeng and Jingyu Guo, with 2% of the ownership of Tiefeng are collectively referred to “Transferor” in this Agreement; and

TARGET COMPANY refers to Heilongjiang Tiefeng Rice Company Limited, located in QingAn County, Heilongjiang Province, People’s Republic of China. Tiefeng is a liability limited company with registered capital of RMB 12,600,000 and business license number of 2323302120090. Yongtian Guo is the legal representative of Tiefeng; and

THE SHAREHOLDER are the owners of 100% ownership of Tiefeng; and

TRANSFEREE refers to Harbin Humankind Biology Technology Co. Limited (the "Transferee", or "Humankind"), located in 168 Binbei Street, Songbei District, Harbin City, Heilongjiang Province, People’s Republic of China and its representative is Sun Kai. Humankind is a wholly owned subsidiary of China Health Industries Holdings, Inc., a Delaware Corporation; and

Humankind and Transferor desire to complete a share transfer transaction, pursuant to which Transferor shall transfer all shares of Tiefeng ("Target Shares") to Transferee and Humankind shall acquire 100% ownership of Tiefeng.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
SHARE TRANSFER

Transferor agrees to transfer all shares of Tiefeng ("Target Shares") to Transferee and Humankind shall acquire 100% ownership of Tiefeng in exchange for a consideration of RMB 102,600,000 (USD 15 million) in cash ("Consideration"). The Share Transfer shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1 REPRESENTATIONS AND WARRANTIES OF HUMANKIND. HUMANKIND represents and warrants to Tiefeng and the SHAREHOLDERS as follows:
(a)	Humankind has all requisite power and authority to enter into this Agreement and to consummate the share transfer transactions contemplated hereby.

(b)
Humankind is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

2.2 REPRESENTATIONS AND WARRANTIES OF TRANSFEROR. Transferor represents and warrants to Humankind as follows:

(a)	Transferor has all requisite power to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)	There is no pledge or mortgage on assets or target shares of Tiefeng and there is no guarantee provided by Tiefeng to any other third parties.

(c)	There is no suit, action or proceeding pending against or affecting Tiefeng.

ARTICLE III
PAYMENTS AND EXPENSES

3.1 PAYMENTS.

(a)
Within 3 days after the signing of this Agreement, Humankind shall pay RMB 50,000,000 (USD 7.3 million) in cash to Transferor as the initial payment. In addition, Humankind has paid RMB 5,000,000 (USD 0.7 million) to Transferor as deposit, which belongs to one part of Consideration.

(b)
If this Agreement is not approved by authorized government entity within 60 days from the date of this Agreement due to Transferor’s default, Transferor shall pay 5% of Consideration as remedy to Humankind.

(c)
On receipt of the initial payment, Transferor shall assist Tiefeng in applying for approval of share transfer from Authority Government Entity. Within 7 days after effective date of share transfer, Humankind shall pay the second payment of RMB 47,600,000 cash (USD 7 million) to Transferor.

3.2 EXPENSES.

(a)	Humankind shall afford the payment of Consideration.

(b)	Target Company shall be responsible for registered expenses of share transfer.

(c)	The tax related to share transfer shall be paid according to relevant laws and regulations of China.

ARTICLE IV
LEGAL CHANGE

4.1 Transferor shall assist Humankind in legal change in terms of Industrial and Commercial department, Tax department, Supervision department and other Government departments.

4.2 If the legal change fails or is delayed for the reason of Transferor, Transferor shall afford all liabilities.

4.3 Transferor and Humankind shall sign on all other relevant documents and agreements with regards to share transfer.

ARTICLE V
ORDINARY OPERATION

After the signing of this Agreement, Transferor has obligations to carry on Tiefeng’s businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. If Transferor’s conducts are in violation of or harm to the interest of Tiefeng, Humankind has right to terminate this Agreement and Transferor shall afford all consequences.

ARTICLE VI
LIABILITY FOR BREACH OF THE AGREEMENT

6.1 Any party in violation of any of the provisions of this Agreement shall assume liabilities of breach.

6.2 If any party could not perform its obligations in this Agreement beyond 60 days, the observant party has the right to terminate this Agreement and breaching party shall assume all loss.

6.3 If Humankind is in violation of articles 3.1 (a) and (c) in this Agreement, it shall pay 0.04% of overdue Consideration to transferor for each delayed day.

6.4 If transferor does not arrange share transfer, transferor shall pay 0.04% of Consideration to Humankind for each delayed day and if the delayed period beyond 60 days, Humankind has the right to terminate this Agreement.

6.5 The financial statements of Tiefeng provided by Transferor must be true and accurate. Transferor shall assume liabilities for any fraud and inaccurate information in the financial statements.

6.6 If either Transferor or Humankind has a material breach of any representation, warranty, covenant or agreement in this Agreement and such breach incurred loss to the other party, the breaching party shall pay for loss to observant party.

ARTICLE VII
APPLICABLE LAWS AND REGULATIONS

7.1 This Agreement shall be governed and construed in accordance with the laws of China without regard to principles of conflicts of law.

7.2 Each party has the right to submit to the jurisdiction of China in respect of any suit, action or proceeding arising out of or relating to this Agreement.

ARTICLEVIII
MISCELLANEOUS

8.1 This Agreement may be executed in four copies. Transferor, transferee and its legal counsel and Governmental Entity hold one copy respectively. This English version is just a reference, if there is any conflict in meaning between the English language version and Chinese language version of this Agreement, the Chinese version shall prevail.

8.2 This Agreement may be amended by mutual agreement of Transferor and Humankind. Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

8.3 All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of five years from the date of this Agreement.

8.4 The parties hereto, by mutual agreement, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto.

8.5 This Agreement constitutes the entire agreement between Transferor and Humankind with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made by Transferor and Humankind.

8.6 This Agreement is taken into effect after signing of the authorized representatives of Transferor and Humankind.

IN WITNESS WHEREOF, this Acquisition Agreement has been signed by the parties set forth below as of the date set forth above.

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO. LIMITED

By: /S/ SUN KAI
       Sun Kai

       Date: August 18, 2009

TRANSFEROR:

By: /S/YONGTIAN GUO
       Yongtian Guo

By: /S/YANMEI GUO
       Yanmei Guo

By: /S/JINGYU GUO
       Jingyu Guo

     Date: August 18, 2009